Exhibit 4.31

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Capital Increase Agreement

by and among

CCB International (Shenzhen) Investment Co., Ltd.,

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.,

and

Five Existing Shareholders

Dated: June 2016

THIS SHENZHEN QIANHAI VISIONCHINA MOBILE INTERACTIVE CO., LTD. CAPITAL INCREASE AGREEMENT (this “Agreement”), dated June 24 2016, is made in Shenzhen Guangtong by and among the following parties:

Party A: CCB International (Shenzhen) Investment Co., Ltd. (“CCB Intl”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 201, Block A, Qianhai Shenzhen-Hong Kong Cooperation Zone Administration Bureau General Office Building, 1 Liyumen Street, 1 Qianwan Road, Shenzhen-Hong Kong Cooperation Zone, Shenzhen (residing at the office of Shenzhen City Qianhai Business Secretaries Co., Ltd.), its legal representative being Zhang Qiang;

Party B: Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. (“TargetCo”, or “Company”, or “VisionChina Mobile”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 201, Block A, 1 Qianwan Road, Shenzhen-Hong Kong Cooperation Zone, Shenzhen (residing at the office of Shenzhen City Qianhai Business Secretaries Co., Ltd.), its legal representative being Li Limin;

Party C: VisionChina Media Group Co., Ltd. (“VisionChina”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at 1/F Champs Elysees 7# Nongyuan Road, Futian District and F/8, Futian Sports Park Cultural Sport Industry Headquarters Building, 3030 Fuqiang Road, Futian Distrct, Shenzhen, its legal representative being Li Limin;

Party D: Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (“Champ Elysee”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 102A, Champs Elysees 6 # Nongyuan Road, its legal representative being Li Limin;

Party E: Beijing Baidu Network Information Technology Co., Ltd.(“Baidu”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at 2/F Baidu Building, Shangdi 10th Street, Haidian District, Beijing, its legal representative being Liang Zhixiang;

Party F: Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd.(“Zhongke Baiyun”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Rooms 505-2, Yuanxi Building No 1, Guangdong Pharmaceutical University, 280 Waihuan Dong Road, Xiaoguwei Street, Panyu District, Guangzhou, its legal representative being Guang Yibo; and

Party G: Dongguan Zhongke Zhongguang Venture Investment Co., Ltd.(“Zhongguang”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 02, F/17, Hongfa Building, 6 Huizhanbei Road, Nancheng District, Dongguan, its legal representative being Zheng Qiang

(For the purposes of this Agreement, each a “Party”, collectively the “Parties”; Party C and Party D together “Founding Shareholders”, Party E, Party F and Party G, together “Existing Investors”; Party C, Party D, Party E, Party F and Party G together “Existing Shareholders” )

WHEREAS:

(1) TargetCo is a limited liability company incorporated and lawfully existing under relevant laws and regulations of the People’s Republic of China, having as of the date hereof a registered capital of RMB 57.906562 million, and paid-up capital of RMB 57.906562 million;

(2) TargetCo wishes to effect a capital increase; subject to the terms and conditions hereof, CCB Intl intends to participate in, and TargetCo and the Existing Shareholders intend to agree for CCB Intl to participate in, this Capital Increase.

NOW, THEREFORE, upon friendly discussions, in relation to this Capital Increase, the Parties hereby enter into this agreement for mutual observance:

Article 1 Definitions and Interpretation

1.1 Unless otherwise indicated by the context of this Agreement, the following terms shall have the following meanings:

“Agreement” means this Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement.

“Capital Increase” means the capital increase whereby CCB Intl shall, pursuant to the provisions hereof, contribute RMB 150 million to subscribe for RMB 5.79 million of newly increased registered capital of TargetCo hereunder and acquire a 9.09% interest in TargetCo; upon the Capital Increase, the registered capital of TargetCo shall be increased from RMB 57.906562 million to RMB 63.696562 million.

“Interim Period” means the period from the execution date hereof to the date of completion of the changes registration formalities with the state industry and commerce authority.

“Investment Closing” means the fulfilling by CCB Intl of its pertinent capital contribution obligations in accordance with the provisions hereof and the registration of CCB Intl as a shareholder of TargetCo.

“Material Effect” or “Material Matter” means a circumstance or event that affects 10% or more of the net assets, revenue or profits of the Company, or a matter having a Material Effect.

“Business Day” means a working day other than the statutory holidays prescribed by the PRC government.

“Yuan” or “RMB” means the legal tender Renminbi of the PRC.

“PRC” means the mainland of the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.2 The headings of the clauses and provisions of this Agreement are inserted for convenience of reading only and shall not define, restrict, construe or describe the scope or extent of such clauses and provisions.

Article 2. Capital Increase

2.1 Current Status of TargetCo

The shareholding structure of VisionChina Mobile preceding the Capital Increase is as set out in the table below:

Shareholder Name	Subscribed Capital Contribution (in’0000 RMB)	Paid-up Capital Contribution (in’0000 RMB)	Ownership Interest (%)
VisionChina Media Group Co., Ltd.	4000.000	4000.000	69.0768
Shenzhen Champ Elysee Venture Capital Management Co., Ltd.	1000.000	1000.00	17.2692
Beijing Baidu Network Information Technology Co., Ltd.	405.3459	405.3459	7.0000
Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd.	289.5328	289.5328	5.0000
Dongguan Zhongke Zhongguang Venture Investment Co., Ltd.	95.7775	95.7775	1.6540
Total	5790.6562	5790.6562	100

2.2 Capital Increase

The Parties unanimously agree that as from the execution date hereof, subject to satisfaction of such conditions precedent to investment as set out in Article 3.1 hereof, Party A shall effect the Capital Increase of Party B as provided hereunder such that the registered capital of Party B shall be increased from RMB 57.906562 million to RMB 63.696562 million, representing an increase of RMB 5.79 million in the registered capital VisionChina Mobile. Based on the Parties’ unanimous conclusion on the market valuation of VisionChina Mobile, subject to the terms and conditions hereof, CCB Intl acknowledges and agrees that it shall contribute the amounts set out in the table below to subscribe for the newly increased registered capital of VisionChina Mobile, namely, CCB Intl shall make a capital subscription payment totaling RMB 150 million (“Capital Increase Subscription Price” or “ Investment Amount”) payable for its subscription of the newly increased registered capital of TargetCo:

Subscriber	Capital Increase Subscription Price Payable (in’0000 RMB)	Portion Recorded as Registered Capital of VisionChina Mobile (in’0000 RMB)	Portion Recorded as Capital Reserves of VisionChina Mobile (in’0000 RMB)
CCB International (Shenzhen) Investment Co., Ltd.	15000.00	579	14421

2.3 Adjusted Shareholding Structure

The Parties confirm that upon the consummation of the Capital Increase, the shareholding structure of VisionChina Mobile shall be as set out in the table below:

Shareholder Name	Subscribed Capital Contribution (in’0000 RMB)	Paid-up Capital Contribution (in’0000 RMB)	Ownership Interest (%)
VisionChina Media Group Co., Ltd.	4000.0000	4000.0000	62.80
Shenzhen Champ Elysee Venture Capital Management Co., Ltd.	1000.0000	1000.0000	15.70
CCB International (Shenzhen) Investment Co., Ltd.	579.0000	579.0000	9.09
Beijing Baidu Network Information Technology Co., Ltd.	405.3459	405.3459	6.36
Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd.	289.5328	289.5328	4.55
Dongguan Zhongke Zhongguang Venture Investment Co., Ltd.	95.7775	95.7775	1.50
Total	6369.6562	6369.6562	100.00

Article 3 Conditions Precedent to and Closing of the Capital Increase

3.1 Conditions Precedent to the Capital Increase

CCB Intl shall pay the Capital Increase Subscription Price in accordance with the provisions of this Agreement upon satisfaction of each of the conditions precedent to the Capital Increase (other than those waived by CCB Intl in writing):

3.1.1 The Parties have each completed their respective internal review and approval procedures with respect to the execution and performance of this Agreement;

3.1.2 The Existing Shareholders of VisionChina Mobile prior to the Capital Increase have formed a shareholders’ meeting resolution approving the Capital Increase and such Existing Shareholders have waived their preemptive right;

3.1.3 Both prior to and after execution of this Agreement, TargetCo has the ability to conduct its existing main businesses in accordance with laws and regulations and its business activities are free from any material legal or financial impediments;

3.1.4 TargetCo undertakes that during the Interim Period, TargetCo will maintain its existing operations according to the normal course of business; and its main business, business scope or business modality will be free from any material changes (other than those consented to by CCB Intl in writing);

3.1.5 All necessary approvals of the government and other authorities required for or pertaining to the Capital Increase have been lawfully obtained;

3.1.6 This Agreement has been validly executed by the Parties hereto and there exists no breach by TargetCo or the Existing Shareholders of any representations, warranties and covenants hereunder;

3.1.7 The Founding Shareholders of VisionChina Mobile prior to the Capital Increase have in all material respects performed and fulfilled all obligations and covenants to be performed or fulfilled by them hereunder and all of the information and materials furnished by them to CCB Intl are truthful, accurate, complete, lawful and valid;

3.1.8 Other than those already disclosed to CCB Intl, there are no pending suits, arbitrations, judgments, awards, rulings or injunctions that were brought or will be brought against VisionChina Mobile or the Founding Shareholders or that will have a material adverse effect on the Capital Increase;

3.1.9 As of the date of Closing, there are neither any laws nor any regulations or any acts or procedural judgements, awards, rulings or injunctions by any courts or government authorities restricting, restraining, prohibiting or declaring void, or otherwise restraining or seeking to restrain the consummation of the Capital Increase;

3.1.10 All notices and/or consents required to be made to or obtained from counterparties under law or the provisions of any contract executed by the Existing Shareholders and/or the Company have been made or obtained;

3.1.11 The capital contributions (including both those recorded as registered capital and those recorded as capital reserves) corresponding to the equity interest owned by the Existing Shareholders have been paid-up and have completed necessary capital verification procedures;

3.1.12 Li Limin maintains his positions as the de facto controller of VisionChina Mobile; and

3.1.13 During the Interim Period of TargetCo, without prior written consent of CCB Intl, the Existing Shareholders shall not do any of the following:

(1) to increase, decrease, assign, pledge or otherwise dispose of the registered capital of the Company; or in the case of the Founding Shareholders, to pledge or otherwise dispose of the equity interests held by them in the Company (except to the extent required by this Agreement);

(2) to effect any combination, division, suspension of business or other similar act;

(3) to distribute the profits of the Company;

(4) to dispose of an equity interest or asset exceeding 5% of the net assets of the Company or modify the current external investments of the Company;

(5) to provide loans to any non-wholly-controlled entity or natural person, or offer any guarantee to any third party for the account of any non-wholly-controlled entity or natural person; or

(6) to make any changes to the articles of association of the Company (except to the extent required by this Agreement).

3.2 Closing

3.2.1 CCB Intl shall within 10 Business Days from the satisfaction of all of the conditions precedent to the Capital Increase set out in Article 3.1 (other than those waived in writing by CCB Intl) pay, by way of a lump-sum payment, the Capital Increase Subscription Price into the capital verification account or basic account furnished by the Company. Such capital verification account or basic account furnished by the Company shall be as follows:

Bank Account: Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Opening Bank: China Construction Bank Shenzhen Branch Business Office

Account No.: 4425 0100 0034 0000 0925

3.2.2 Upon payment by CCB Intl of the Capital Increase Subscription Price as shall be payable by it, TargetCo shall do, and the Existing Shareholders shall cooperate with TargetCo and cause TargetCo to do, the following:

(1) to apply to the industry and commerce authority within 3 Business Days from payment by CCB Intl of the Capital Increase Subscription Price to handle the change registration and filing procedures with such industry and commerce authority in connection with the Capital Increase;

(2) to issue to CCB Intl the capital contribution certificate affixed with the common seal of the Company and register CCB Intl in the shareholders’ register; such capital verification certificate shall set out the name and establishment date of the Company, the names of its investors and their respective subscribed capital contributions, paid-up capital contributions, ownership interest percentages in the Company and dates of capital contribution, as well as the date of issuance of the certificate; and

(3) to provide CCB Intl with a copy of the Company’s amended business license and articles of association (or amendment thereto) affixed with the common seal of the Company with 3 Business Days from completion of the changes registration formalities with the industry and commerce authority.

3.2.3 If, within thirty (30) Business Days from payment by CCB Intl of the Capital Increase Subscription Price as shall be payable by it, for reasons not attributable to CCB Intl, TargetCo fails to complete the changes registration procedures with the industry and commerce authority, then CCB Intl shall have the right to demand TargetCo to refund within five (5) Business Days of its written notice the Capital Increase Subscription Price paid by CCB Intl and CCB Intl shall have the right to terminate or cancel this Agreement unilaterally. If TargetCo fails to so refund with such prescribed time, TargetCo shall pay a late payment fee to CCB Intl with respect to the non-refunded sums for each day of delay at a daily rate of 0.05% until the date of the full refund of the Capital Increase Subscription Price.

3.2.4 TargetCo shall within 3 Business Days from the completion by CCB Intl of the Capital Increase Subscription Price appoint a qualified capital verification entity to conduct capital verification with respect to the Capital Increase Subscription Price paid by CCB Intl and deliver an original copy of the capital verification report to CCB Intl.

3.3 Once CCB Intl has in accordance with this Agreement paid the Capital Increase Subscription Price payable by it, CCB Intl shall be deemed to have fulfilled its capital contribution obligations hereunder.

Article 4 Capital Utilization and Operation Objectives

4.1 The purpose of the Capital Increase contributed by CCB Intl shall consist in supplementing the working capital of TargetCo.

4.2 Upon completion of the investment, TargetCo shall within 30 days from the expiry of each fiscal year appoint an accounting firm acceptable to each of the Parties to carry out an audit with respect to the operating results of the Company during the preceding fiscal year; and such accounting firm shall issue an audit report within 120 days from its being appointed by the Company. TargetCo shall within 5 Business Days from the issuance of the audit report deliver to CCB Intl a copy of such audit report affixed with the common seal of TargetCo.

Article 5 Shareholder Rights

5.1 Pari Passu Rights among Investors

Upon its becoming a shareholder of TargetCo, CCB Intl shall be entitled to the shareholder rights set out in the currently effective Articles of Association of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.; and the investors referred to in Article 8 of such Articles of Association of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. shall include CCB Intl.

5.2 Information Rights

CCB Intl shall be entitled to the information rights of a shareholder and TargetCo shall disclose to its shareholders its financial information (including without limitation the annual audit report), business information and other information and shall within 20 days from the end of each quarter provide its quarterly financial statements affixed with its common seal.

5.3 Anti-dilution Right

Upon CCB Intl making this Capital Increase contribution to TargetCo, the subscription price to be paid by any investors of any subsequent capital increase of TargetCo shall not be lower than the price paid by CCB Intl for the subscription of this Capital Increase of TargetCo (except in the case of equity incentive plans implemented by the Company upon approval of its board of directors and shareholders’ meeting). Otherwise, the Founding Shareholders shall be obligated to transfer to CCB Intl at the price of RMB 1 the equity interest receivable by CCB Intl as a make-up payment so as to ensure that the value of the TargetCo equity held by CCB Intl will not be diminished as a result of any lower-priced capital increase by TargetCo.

Equity Interest Receivable by CCB Intl as Make-Up Payment= (CCB Intl Capital Increase Subscription Price/ Price of Newly Increased Equity) –Number of Shares Held by CCB Intl Prior to New Increase of Equity

5.4 Right to Demand Buyback in the Event of Breach

Should TargetCo or the Founding Shareholders commit a breach, including the following breaches: (1) either TargetCo or the Founding Shareholders fail to perform their obligations hereunder and fail to effectively remedy such non-performance or fail to fully indemnify the losses of CCB Intl within thirty (30) Business Days from the notice of CCB Intl demanding performance; (2) the Founding Shareholders and their affiliates are in breach of the non-compete obligation hereunder; (3) the rights to which CCB Intl is entitled to hereunder become void, revocable or incomplete as a result of any reason attributable to either TargetCo or the Founding Shareholders; or (4) the information disclosed by TargetCo and the Founding Shareholders to CCB Intl is untruthful, inaccurate or incomplete, then CCB Intl shall be entitled to demand the Founding Shareholders to buy back the Company equity interest held by CCB Intl at the higher of the buyback prices calculated as follows:

(1) Equity Buyback Price = Investment Amount Corresponding to the Buyback Equity + Aggregate Interest of Investment Amount Accrued at Annualized Rate of 10% from the Date of Investment Contribution through the Date of Full Payment of Buyback Equity Price – Pro Rata After-Tax Dividends Received by Investor from Company during the Period of Its Ownership of Buyback Equity.

(2) Equity Buyback Price = Shareholding Percentage Represented by Buyback Equity x Most Recent (Including Half-Year) Audited Net Assets.

Article 6 Non-Compete Obligation

6.1 CCB Intl undertakes that upon execution hereof, so long as it is a shareholder of TargetCo, neither it nor CCB International (Shenzhen) Co., Ltd. nor any of its other directly or indirectly held subsidiaries will do any of the following:

6.1.1 Utilize the information obtained from TargetCo to aid any entity, line of business or product in the business that is the same as or in competition with that of TargetCo and derive gains;

6.1.2 Use or register any intellectual property which is the same as the intellectual property owned by TargetCo or its affiliates or assigned or licensed to TargetCo or its affiliates, or any patent, trademark, trade name, logo, copyright, know-how or other intellectual property pertaining to or based upon the aforesaid intellectual property of TargetCo or its affiliates.

6.2 The Founding Shareholders and TargetCo undertake that TargetCo and its wholly-owned or controlled subsidiaries are the only entities operating the currently conducted main business of TargetCo and that the Founding Shareholders and their affiliates (other than TargetCo and its subsidiaries) do not conduct and will not conduct any business in competition with the main business of TargetCo.

6.3 A breach by the Founding Shareholders and their affiliates (other than TargetCo and its subsidiaries) of the foregoing non-compete obligation shall constitute a material breach; and all gains (if any) derived by them from such breach of the non-compete obligation shall belong to the Company and the non-breaching Parties shall be entitled to demand the breaching Party to resolve such non-compete issue.

Article 7 Representations and Warranties

7.1 TargetCo and the Founding Shareholders hereby jointly and severally represent, warrant and covenant to CCB Intl as follows:

7.1.1 TargetCo’s entry into this Agreement and exercise of its rights and performance of its obligations hereunder will not contravene:

(1) any applicable or regulation it is obligated to comply with; or

(2) any document or agreement to which it is a party or which is binding upon it or its assets.

7.1.2 All actions required to be taken by the Company and all conditions or matters to be complied with by the Company under its articles of association of or applicable law in connection with the entry into and performance of this Agreement in order for TargetCo to lawfully enter into this Agreement and perform its obligations and responsibilities hereunder and in order to ensure the lawfulness and validity of the obligations and responsibilities of TargetCo hereunder have been taken, complied with or performed on or before the date hereof.

7.1.3 All of its representations hereunder are true, accurate and complete.

7.1.4 TargetCo is a limited liability company lawfully incorporated and existing under the laws of the PRC and has an independent legal personality.

7.1.5 TargetCo enjoys lawful ownership and/or use rights with respect to any non-fixed assets, fixed assets, intellectual properties or other intangible assets owned, possessed or used by TargetCo (collectively, “Company Assets”). Except as have been disclosed to CCB Intl, there exist no mortgages, pledges, liens or other encumbrances or third party rights on any Company Assets; and Company Assets are not the subject of any seizure, attachment, freezing or compulsory measure taken by any judicial or administrative authority.

7.1.6 TargetCo has all valid patents, trademarks, trade names, copyrights, software rights, domain names, know-how, design rights, inventions, licenses and other intellectual property rights requisite for the operation of the business of the Company; and the Company has diligently maintained the validity of its intellectual properties.

7.1.7 As of the date of completion of the change registration procedures with the industry and commerce authority in connection with the Capital Increase, other than the debts (including shareholder loans), obligations, liabilities or contingent liabilities disclosed to CCB Intl, TargetCo and its branches and subsidiaries do not have any other debts, obligations, liabilities or contingent liabilities of a Material Effect.

7.1.8 As of the date of completion of the change registration procedures with the industry and commerce authority in connection with the Capital Increase, none of TargetCo and its branches and subsidiaries are involved in any suits, arbitrations or other legal or administrative proceedings, either pending, outstanding or threatened by a third party, against TargetCo or its branches or subsidiaries which have not been disclosed to CCB Intl or which may have a material adverse effect on the Capital Increase transaction hereunder.

7.1.9 With respect to the Company financial statements and all necessary documents and information furnished by TargetCo to CCB Intl, it hereby confirms that such financial statements represent an accurate reflection of the financial and other conditions of the Company and that during the Interim Period the Company does not have and will not have any material adverse change in terms of operations, profitability, and financial and asset conditions; so long as CCB Intl remains an investor in it, VisionChina Mobile will provide financial data to CCB Intl on a quarterly basis.

7.1.10 Upon completion of the Capital Increase, the net assets of TargetCo will be continuously maintained at a level no lower than RMB 150 million.

7.1.11 External financings by TargetCo, including without limitation equity financing and/or debt financing, must obtain written consent from CCB Intl.

7.1.12 Except as have been disclosed to CCB Intl, TargetCo does not have any material investment in any other participated or controlled subsidiaries, nor does TargetCo own or control, directly or indirectly, any material interests in any other company, partnership, trust, joint venture, association or other entity.

7.1.13 TargetCo has in accordance with relevant laws, regulations and industry policies obtained all qualifications, registrations, filings, licenses, consents or other types of approvals required for operating its businesses. As of the date hereof, such qualifications, registrations, filings, licenses, consents or other approvals remain valid and there do not exist any circumstances likely to result in the invalidity, revocation or non-extension of such qualifications, registrations, filings, licenses, consents or other approvals.

7.1.14 TargetCo has not done or been involved in any act or matter that is likely to result in the Company being subjected, now or in the future, to business license revocation, fines or other legal or administrative punishment having a material effect on the operation of the Company and that is in breach of the laws and regulations of the PRC.

7.1.15 It shall amend the articles of association of TargetCo to ensure that the articles of association of the Company shall include the contents of this Agreement.

7.1.16 It will stringently fulfill all of its obligations and responsibilities hereunder.

7.2 As of the date of effectiveness of this Agreement, the Founding Shareholders jointly and cooperatively represent and covenant to CCB Intl as follows:

7.2.1 It has in accordance with law paid up the amount of the registered capital of TargetCo subscribed by it prior to the Capital Increase and has completed relevant registration procedures with the industry and commerce authority.

7.2.2 It shall promptly notify CCB Intl in writing of material matters or matters likely to result in potential material risks or liabilities to CCB Intl, including lawsuits, asset and business acquisitions and other likely liabilities contemplated by or involving the Company.

7.2.3 It shall cause TargetCo to put in place an effective and reasonable management system to ensure efficient functioning of TargetCo and its subsidiaries.

7.2.4 It shall cause TargetCo to put in place a well-functioning financial system, reinforce financial oversight of its subsidiaries and branches (if any) and improve its investment processes; and will urge TargetCo and its subsidiaries and affiliates to seek to maintain their independence in terms of personnel, finances, assets, organization, production, procurement, sales, etc and to decrease to the extent possible related party transactions.

7.2.5 Upon completion of the Capital Increase, it will not take advantage of its position as a controlling shareholder or affiliate at the expense of the rights and interests of TargetCo or CCB Intl.

7.2.6 It will not transfer or pledge to an external party the equity interest held by it in TargetCo without written consent of CCB Intl and will maintain its position as the controlling shareholder.

7.3 As of the date of effectiveness of this Agreement, the Existing Investors severally but not jointly represent, warrant and covenant as follows:

7.3.1 It is a lawfully incorporated and existing independent legal person and may bear civil liabilities on its own and in its own name.

7.3.2 It has obtained all approvals, consents and authorizations necessary for the execution of this Agreement and has the authority to execute this Agreement;

7.3.3 Its execution and performance of this Agreement will not contravene any applicable law or regulations to be complied with by it or any document or agreement to which it is a party or which is binding upon it or its assets.

7.3.4 It has in accordance with law paid up the amount of the registered capital of TargetCo subscribed by it prior to the Capital Increase and has completed relevant registration procedures with the industry and commerce authority.

7.3.5 None of the agreements entered into by it with TargetCo or its controlling shareholder or any TargetCo affiliate either prior or after its investment in TargetCo contains any provision that affects CCB Intl’s participation in the Capital Increase and CCB Intl’s rights following such Capital Increase.

7.3.6 It will stringently fulfill all of its obligations and responsibilities hereunder.

7.4 As of the date of effectiveness of this Agreement, CCB Intl represents and warrants as follows:

7.4.1 It is a lawfully incorporated and existing independent legal person and may bear civil liabilities on its own and in its own name.

7.4.2 It has obtained all approvals, consents and authorizations necessary for the execution of this Agreement and has the authority to execute this Agreement;

7.4.3 Its execution and performance of this Agreement will not contravene any applicable law or regulations to be complied with by it or any document or agreement to which it is a party or which is binding upon it or its assets.

7.4.4 It will stringently fulfill all of its obligations and responsibilities hereunder.

7.5 Special Covenants

Considering that prior to execution of this Agreement, CCB Intl has disclosed its shareholding structure (attached hereto as Annex 1 “CCB International (Shenzhen) Investment Co., Ltd. Shareholding Structure”) to the Existing Shareholders and the Existing Shareholders have fully understood that CCB Intl is an onshore entity invested and incorporated by round-tripping investment by an offshore company invested by a domestic financial institution and that the upper tier of the shareholding structure of CCB Intl has a foreign owner(s), the Existing Shareholders have in this connection sought advice from their professional advisors and hereby acknowledge and covenant as follows, namely, they will neither assert invalidity of this Agreement or a part thereof or demand any indemnity or compensation from CCB Intl on the ground that the upper tier of the shareholding structure of CCB Intl has a foreign owner(s). TargetCo and the Founding Shareholders hereby make the following special covenants:

7.5.1 The introduction of CCB Intl as a shareholder of TargetCo will not affect the normal conduct of the existing business of TargetCo;

7.5.2 TargetCo and the Founding Shareholders have taken necessary measures to ensure that upon introducing CCB Intl as its shareholder, TargetCo may still effectively engage in the scope of business as recorded in its industry and commerce authority registration and conduct its actually conducted operations, and such necessary measures neither violate the laws and regulations of the PRC nor constitute a substantial obstacle to VisionChina Mobile’s future application for listing on the new 3rd Board or on the A-Share market.

7.6 Untruthfulness in the representations, warranties and covenants of any Party hereunder shall be deemed a material breach of this Agreement and the Party making such untruthful representations, warranties and covenants shall be deemed a breaching Party; the other Parties shall be entitled to demand such breaching Party to assume breach of contract liabilities in accordance with the provisions of this Agreement.

Article 8 Confidentiality and Notice

8.1 Confidentiality

Each Party hereto shall maintain in confidence the contents of this Agreement and the information of the other Parties coming to its knowledge as a result of the performance of this Agreement. Except as expressly required by relevant laws or regulations, stock exchange rules or registration authorities or as otherwise provided herein, no Party may disclose to any other person any confidential information without first obtaining written consent from the other relevant Parties, provided however that any Party shall have the right to disclose confidential information as follows:

(1) to disclose confidential information to its directors, shareholders, internal decision-making organs, affiliates or advisors;

(2) to disclose confidential information as required by relevant law or regulations applicable to such Party, or as required by any stock exchange or government authorities under rules applicable to such Party;

(3) to disclose confidential information to relevant persons or advisors in order to exercise its rights hereunder; or

(4) to disclose confidential information to the extent such information is already known to the public (other than as a result of a breach of this Agreement or any confidentiality obligation).

Each Party shall ensure its affiliates, advisors and other persons having access to confidential information under this Article 8.1 shall maintain confidential information in confidence and shall make covenants in accordance with the provisions of this Article 8.1.

The obligations set out in this Article 8.1 shall become effective as from the date this Agreement has been jointly executed by the authorized representatives of the Parties and shall remain valid for a period of three (3) years upon termination of this Agreement or upon transfer by any Party of the entirety of its equity interest.

8.2 Notices

All notices hereunder shall be despatched by fax, courier service, registered mail or designated email addresses. All notices and correspondences shall be sent to the following addresses, fax numbers or designated email addresses (if any Party changes its such contact information, it shall promptly give the other Parties a written notice):

(1) Designated Contact of CCB Intl: Tu Zeying

Mailing Address: F/12 Block A, Rongchao Business Centre, Yitian Road, Futian District, Shenzhen, Guangdogn Province

Postcode: 518017

Fax: 0755-23827005

Designated Email box: tuzeying@ccbintl.com

(2) Designated Contact of VisionChina Mobile: Huang Yuqun

Mailing Address: 1/F Champs Elysees 7# Nongyuan Road, Futian District, Shenzhen

Postcode: 518040

Fax: 0755-83171111

Designated Email box: yq.huang@visionchina.cn

(3) Designated Contact of VisionChina: Li Limin

Mailing Address: 1/F Champs Elysees 6# Nongyuan Road, Futian District, Shenzhen

Postcode: 518040

Fax: 0755-83171111

Designated Email box: chairman@visionchina.cn

(4) Designated Contact of Champ Elysee: Li Limin

Mailing Address: 1/F Champs Elysees 6# Nongyuan Road, Futian District, Shenzhen

Postcode: 518040

Fax: 0755-83171111

Designated Email box: chairman@visionchina.cn

(5) Designated Contact of Baidu: Zhang Chengfeng

Mailing Address: Baidu Building, Shangdi 10th Street, Haidian District, Beijing

Postcode: 100085

Fax: 010-59920031

Designated Email box: zhangchengfeng@baidu.com

(6) Designated Contact of Zhongke Baiyun: Xie Dingshan

Mailing Address: F/21, Western Tower, Guangzhou International Financial Center, 5 Zhujiang Xi Road, Zhujiangxincheng, Tianhe District, Guangzhou

Postcode: 510623

Fax: 020-88831369

Designated Email box: xds@gdcsm.com

(7) Designated Contact of Zhongguang: Xie Dingshan

Mailing Address: F/21, Western Tower, Guangzhou International Financial Center, 5 Zhujiang Xi Road, Zhujiangxincheng, Tianhe District, Guangzhou

Postcode: 510623

Fax: 020-88831369

Designated Email box: xds@gdcsm.com

Article 9 Taxes and Fees

9.1 The Parties agree that TargetCo shall be responsible to appoint a qualified accounting firm to carry out capital verification and issue capital verification reports with respect to the capital contributions of the Parties and that TargetCo will entrust a person(s) to handle relevant change registration procedures with the industry and commerce authority. The fees for capital verification and the fees for change registration procedures with the industry and commerce authority shall both be borne by TargetCo. The attorney’s fee in connection the Capital Increase shall be borne by TargetCo. The capital verification fee and the attorney’s fee shall not exceed RMB 100,000.

9.2 Unless otherwise provided herein, each Party shall in accordance with law bear itself all statutory taxes and government fees and charges payable in connection with the implementation of the transactions contemplated hereunder. Taxes and fees the payment responsibility of which has not been specified by relevant laws and regulations shall be borne by TargetCo.

Article 10 Breach and Liabilities

10.1 Upon effectiveness of this Agreement, the Parties shall fully, properly and promptly perform their obligations and agreements in accordance with this Agreement. Any breach by any Party hereto of any provision hereof shall constitute a breach.

10.2 In the event of a breach, the breaching Party shall indemnify the non-breaching Parties against their losses and shall pay a late payment fee with respect to the principal (or indemnity) payable for each day of delay at a daily rate of 0.05% until the date of the full payment of the principal (or indemnity).

Article 11 Modification and Termination of Agreement

11.1 Modification of Agreement

Any modification or change to this Agreement shall be subject to separate discussions of the Parties and shall not become effective unless and until a written agreement has been signed with respect thereto.

11.2 Termination of Agreement

This Agreement may be terminated in writing by the Parties by mutual agreement.

11.3 Unilateral Termination

11.3.1 If the relevant conditions precedent to the Capital Increase have not all been satisfied within the period prescribed by this Agreement or within a grace period granted by CCB Intl, then CCB Intl shall be entitled to unilaterally terminate this Agreement by written notice to the other Parties without any liability.

11.3.2 If a breach occurs and if the breaching Party fails to adequately cure its breach within thirty (30) days from receipt of a written notice given by the non-breaching Parties demanding the breaching Party to cure its such breach, or, if, cumulatively, two or more breaches occur, then each of the non-breaching Parties may terminate this Agreement by prior written notice to the Parties provided that if either VisionChina Mobile, VisionChina or Champ Elysee is in breach, none of them shall be entitled to terminate this Agreement.

11.4 This Agreement shall terminate automatically to the extent its performance is prevented by a statutory force majeure event.

11.5 Termination of this Agreement shall be without prejudice to the right of the non-breaching Parties to demand the breaching Party to pay liquidated damages and indemnify against losses.

Article 12 Governing Law and Dispute Resolution

12.1 The validity, interpretation and performance of this Agreement shall be governed by the laws of the PRC.

12.2 Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties first through friendly consultations, failing which each Party shall have the right to submit it to Shenzhen Court of International Arbitration for arbitration in Shenzhen in accordance with then effective arbitration rules of such arbitration court. The arbitration award shall be final and binding upon the Parties.

12.3 During the course of a dispute, other than the matters giving rise to such dispute, the Parties shall continue to exercise and perform in good faith their rights and obligations hereunder which are not affected thereby.

Article 13 Miscellaneous

13.1 This Agreement and annexes thereto shall constitute the entire agreement among the parties and may only be modified by a written instrument signed by the Parties. Matters not dealt with hereunder may be addressed by the Parties by signing a mutually agreed supplementary agreement. Unless otherwise required by relevant laws and regulations or otherwise agreed upon , a supplementary agreement hereto shall have the same and force as this Agreement,

13.2 Without prior written consent of CCB Intl, none of VisionChina Mobile, VisionChina or Champ Elysee may assign any of their rights or obligations hereunder.

13.3 VisionChina and Champ Elysee hereby agree that they shall be jointly and severally liable for their obligations to CCB Intl under this Agreement and for their liabilities to CCB Intl as a result of the performance of this Agreement; VisionChina and Champ Elysee hereby agree that they shall be jointly and severally liable for VisionChina Mobile’s obligations to CCB Intl under this Agreement and for VisionChina Mobile’s liabilities to CCB Intl as a result of the performance of this Agreement.

13.4 The annexes hereto shall be an integral part of this Agreement and shall have the same legal force and effect as this Agreement. The annexes to this Agreement shall consist of:

(1) Annex 1: CCB International (Shenzhen) Investment Co., Ltd. Shareholding Structure Chart

13.5 The obligations hereunder shall each be deemed a separate obligation and shall each be enforceable; and the non-enforceability of any one or more of obligations hereunder shall not affect the enforceability of the other obligations. The non-enforceability of this Agreement against a Party shall not affect the enforceability of this Agreement among the other Parties. If any one or more of provisions of this Agreement or another transaction document or annexes hereto or thereto shall be held invalid, illegal or non-enforceable in any respect under any applicable law, or shall be required to be modified by a government authority, then the validity, legality and enforceability of the remaining provisions shall not in any respect be affected or impaired thereby. The Parties shall seek to replace through good faith consultations such invalid, illegal or non-enforceable provisions with valid provisions that have, to the extent possible, similar economic effects as those invalid, unlawful or non-enforceable provisions.

13.6 This Agreement shall be formed and enter into force when it is signed and sealed by each of the Parties.

13.7 This Agreement shall be made in Chinese in 10 originals. Each Party shall hold one copy and the remaining originals shall be used for the handling of relevant formalities or for the backup and filing purposes of TargetCo. Each original shall be equally authentic.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

Annex 1:

CCB International (Shenzhen) Investment Co., Ltd. Shareholding Structure Chart

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

CCB International (Shenzhen) Investment Co., Ltd. (common seal)

By:	/s/ Zhang Qiang ( Legal Representative or Authorized Representative Signature)

Name: Zhang Qiang

Title: Chairman

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. (common seal)

By:	/s/ Li Limin ( Legal Representative or Authorized Representative Signature)

Name: Li Limin

Title: Chairman

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

VisionChina Media Group Co., Ltd. (common seal)

By:	/s/ Li Limin ( Legal Representative or Authorized Representative Signature)

Name: Li Limin

Title: Chairman

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (common seal)

By:	/s/ Li Limin ( Legal Representative or Authorized Representative Signature)

Name: Li Limin

Title: Executive Director

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

Beijing Baidu Network Information Technology Co., Ltd. (common seal)

By:	/s/ Liang Zhixiang ( Legal Representative or Authorized Representative Signature)

Name: Liang Zhixiang

Title:

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

Guangdong Zhongke Baiyun New Industry Venture Investment Co. (common seal)

By:	/s/ Guang Yibo ( Legal Representative or Authorized Representative Signature)

Name: Guang Yibo

Title:

(Signature Page to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

Dongguan Zhongke Zhongguang Venture Investment Co., Ltd. (common seal)

By:	/s/ Zheng Qiang ( Legal Representative or Authorized Representative Signature)

Name: Zheng Qiang

Title: